UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2009

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

333-145897
Commission File Number

7170 Glover Road,
Milner, B.C.,
Canada, V0X 1T0
(Address of principal executive offices)

Registrant’s telephone number, including area code: 604-888-0420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers and Directors

On November 27, 2009, Urban Barns Foods Inc. (the “Company”, “us”, “we”, “our”) accepted the resignation of Deniz Hassan as the Company’s Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and one of the Company’s directors.  Mr. Hassan’s resignation was not due to any disagreements with the Company.  Additionally, the Company accepted Adrian Lee’s resignation as one of the Company’s directors.

Also on November 27, 2009 the Company accepted Dan Meikleham’s consent to act as the Company’s Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer.

Mr. Meikleham is one of the beneficial shareholders of Urban Barns Foods Inc., a privately held Alberta company with which we have entered into a binding letter of intent regarding a share exchange.  If the share exchange closes, Mr. Meikleham, or his designees, will be issued 10,000,000 shares of our common stock.

Other than the above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $ 120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Meikleham had or will have a direct or indirect material interest.

Biographical Information:

Daniel Meikleham has been one of our directors since September 18, 2009.  He is a co-creator of the Urban Barns Foods Inc. business concept.

Mr. Meikleham currently acts as the Chief Financial Officer for a publicly listed corporation in Saudi Arabia with a market capitalization of approximately $1 billion.  He was hired by the company in 2005 to assist it with obtaining a listing on the Saudi stock market, and worked with the IPO team, to raise $139 million U.S. Dollars in August of 2006.  Following the successful IPO, Mr. Meikleham was retained as the company’s CFO and appointed as the Secretary to the Board of Directors and a personal consultant to the Managing Director.  During the past three years, the company’s sales have increased from SR 300 million to SR 1.15 billion with net profits of 20% and return on equity of 25%.

Until 2005, Mr. Meikleham worked in the insurance business for 28 years with three major insurance corporations, culminating in a seven year stint with the Prudential Insurance Company of America during which he was honored five times as President of the Gibraltar Club for being their top national producer.  From 1998 to 2000, Mr. Meikleham also served as a co-founder and Director of a Puerto Rico venture capital fund.  Mr. Meikleham was educated at the Central College of Commerce and Distribution in Glasgow, Scotland, where he won the annual national British-wide government competition in mathematics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 27, 2009	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Jacob Benne
Jacob Benne Director, President and Chief Executive Officer